Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Franklin Financial Network, Inc. of our report dated March 11, 2015 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Franklin Financial Network, Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Franklin, Tennessee

October 28, 2015